Exhibit 99

ANTs Software to Receive an Additional $2 Million Investment from Fletcher Asset
Management at a price of $1.25 per share

ANTs and Fletcher Asset Management Revise Previously Announced $10 Million Investment
Agreement

SAN FRANCISCO--(BUSINESS WIRE)--July 15, 2010--ANTs software inc. (OTCBB: ANTS), a leader in database migration solutions, today announced that Fletcher International Ltd. has agreed to make an additional $2 million investment in the Company. The additional investment will bring Fletcher’s total investment in ANTs software, under the previously announced $10 million investment agreement signed in March 2010, to a total of $4 million. Proceeds from the transaction will be used for general operating purposes and to further fund ANTs’ development and go-to-market strategy for its innovative database migration solutions.

The $2 million investment represents the purchase of 1.6 million additional shares at a per share price of $1.25, a premium of 25 percent over the closing price of ANTs’ common stock on July 14, 2010.

Additionally, ANTs software and Fletcher International agreed to amend the terms of the previously announced $10 million investment agreement signed in March of 2010. Under the amended agreement, Fletcher has the right, but not the obligation, to purchase the remainder of its $10 million investment in ANTs software at purchase prices of $1.25 per share for up to $1 million of additional shares and $1.50 per share for up to $5 million of additional shares. In advance of the recent transaction, ANTs software withdrew the registration statement originally filed with the Securities and Exchange Commission on June 2, 2010 and has agreed to file one or more new registration statements under the revised terms of the transaction.

Joseph Kozak, CEO of ANTs software, stated, “Fletcher is an exceptional investment partner. Their commitment, guidance and support have been a key driver of our success. Their willingness to accommodate modifications to the timing of our capital needs confirms that we made the right decision in choosing Fletcher as our long-term partner. We look forward to a long and mutually successful partnership between our two firms.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. Complete details of the transaction will be included on a Form 8-K and S-1 to be filed with the Securities & Exchange Commission.

About ANTs software, inc.

The mission of ANTs Software is to help customers drive down IT operating costs by consolidating hardware and software infrastructure and eliminating cost inefficiencies. To this end, ANTs develops and sells the ANTs Compatibility Server (ACS), an innovative middleware solution that accelerates database consolidation between database vendors, enabling application portability. In addition to ACS, ANTs offers a complete portfolio of services ranging from architecting or managing IT infrastructure, to full application performance tuning and administrative services. ANTs is a public company with headquarters in San Francisco, California. Our shares trade on the OTC Bulletin Board under the symbol: ANTS. For more information visit, www.ants.com.

About Fletcher Asset Management

Founded in 1991 by Alphonse Fletcher, Fletcher Asset Management, Inc. has been an SEC-Registered Investment Advisor since 1995. With its affiliates operating from offices in the United States and Europe, the private investment firm seeks consistent returns from its supportive direct investments in responsible companies and in select private investment funds. In addition to its capital, FAM brings a team of experienced senior executives, who have a combined total of over 100 years working at the firm and substantial expertise in fundamental investment analysis, principles of corporate finance, rigorous proprietary quantitative methods, and standards of social responsibility. Over the past 17 years, the firm has funded more than 50 direct investments in promising companies led by solid management teams with responsible business practices. Strengthening these companies has helped secure or create more than 50,000 jobs and develop and deliver important products and services. The firms maintain investments in more than 50 non-affiliated private investment funds. For more information, please visit www.fletcher.com.

CONTACT:
ANTs software, Inc.
Todd Fromer, 212-896-1215
tfromer@kcsa.com